Exhibit 10.4.1

Amended Change In Control Agreement

This Amended Change in Control Agreement (this “Agreement”) is entered into effective as of this 28th day of February 2025, by and between Middlefield Banc Corp., an Ohio corporation (“Middlefield”), and Michael L. Cheravitch, Executive Vice President and Chief Banking Officer of Middlefield (the “Executive”).

Whereas, recognizing the contributions made and expected to be made by the Executive to the profitability, growth, and financial strength of Middlefield and its subsidiaries, intending to assure itself of the current and future continuity of management, intending to establish minimum severance benefits for certain officers and other key employees, including the Executive, intending to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual transaction involving a change in control arises, and finally desiring to provide additional inducement for the Executive to remain in the employment of The Middlefield Banking Company,

Whereas, the Executive and Middlefield are parties to a February 12, 2024, Change in Control Agreement,

Whereas, the Executive and Middlefield intend that this Agreement supersede and replace the February 12, 2024, Change in Control Agreement in its entirety, and

Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of Middlefield, is contemplated insofar as either of Middlefield or any of its subsidiaries is concerned.

Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Termination after a Change in Control. (a) Cash benefit. If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, in either case within 24 months after a Change in Control, Middlefield shall make a lump-sum payment to the Executive in an amount in cash equal to 2 times the Executive’s compensation. For this purpose the Executive’s compensation means (x) the sum of the Executive’s base salary when the Change in Control occurs or when employment termination occurs, whichever amount is greater, plus (y) the average of the cash bonus and cash incentive compensation earned for the three calendar years immediately preceding the year in which the Change in Control occurs, regardless of when the bonus or incentive compensation is paid and regardless of whether the bonus or incentive compensation is subject to elective deferral or vesting. For purposes of the preceding clause (y), if the Executive has been employed by Middlefield for less than three full calendar years, the Executive’s cash bonus and cash incentive compensation average will be determined using the average of the cash bonus and cash incentive compensation that the Executive has received for the calendar years during which the Executive has been employed by Middlefield, with any cash bonus and cash incentive compensation that the Executive receives for a partial calendar year’s employment annualized to reflect a complete year of service. Middlefield recognizes that the bonus and incentive compensation earned by the Executive for a particular year’s service might be paid in the year after the calendar year in which the bonus or incentive compensation is earned. Unless delay is required under section 1(b), the payment required under this section 1(a) shall be made the day the Executive’s employment terminates. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. If the Executive’s employment terminates involuntarily but without Cause before the Change in Control occurs but after discussions regarding the Change in Control commence, then for purposes of this Agreement the Executive’s employment shall be deemed to have terminated immediately after the Change in Control and the Executive shall be entitled to the cash benefit under this section 1(a) on the date of the Change in Control.

(b) Payment of the benefit. If when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (“Code Section 409A”), if the cash severance benefit under section 1(a) would be considered deferred compensation under Code Section 409A, and finally if an exemption from the six-month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, payment of the benefit under section 1(a) shall be delayed and shall be made to the Executive in a single lump sum without interest on the first day of the seventh month after the month in which the Executive’s employment terminates.

(c) Change in Control defined. For purposes of this Agreement the term Change in Control means a change in the ownership of Middlefield, a change in the effective control of Middlefield, or a change in the ownership of a substantial portion of the assets of Middlefield, in each case as provided under Code Section 409A and Treasury Rule 1.409A-3(i)(5), as the same may be amended from time to time. For purposes of clarification and without intending to affect the foregoing reference to Code Section 409A for the definition of Change in Control, as of the effective date of this Agreement a Change in Control event as defined in Treasury Rule 1.409A-3(i)(5) would include the following –

1) Change in ownership: a change in ownership of Middlefield occurs on the date any one person or group accumulates ownership of Middlefield stock constituting more than 50% of the total fair market value or total voting power of Middlefield stock, or

2) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Middlefield stock possessing 30% or more of the total voting power of Middlefield stock, or (y) a majority of Middlefield’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Middlefield’s board of directors, or

3) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Middlefield’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Middlefield assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Middlefield’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Middlefield’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(d) Involuntary termination with Cause defined. For purposes of this Agreement involuntary termination of the Executive’s employment shall be considered involuntary termination with Cause if the Executive shall have committed any of the following acts –

1) an act of fraud, embezzlement, or theft while employed by Middlefield or a subsidiary, or conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more, or

2) gross negligence, insubordination, disloyalty, or dishonesty in the performance of the Executive’s duties as an officer of Middlefield or a subsidiary; willful or reckless failure by the Executive to adhere to Middlefield’s or subsidiary’s written policies; intentional wrongful damage by the Executive to the business or property of Middlefield or subsidiary, including without limitation its reputation, which in Middlefield’s sole judgment causes material harm to Middlefield or subsidiary; breach by the Executive of fiduciary duties to Middlefield and its stockholders, whether in the Executive’s capacity as an officer or as a director of Middlefield or subsidiary, or

3) removal of the Executive from office or permanent prohibition of the Executive from participating in the affairs of Middlefield’s subsidiary bank or banks by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

4) intentional wrongful disclosure of secret processes or confidential information of Middlefield or affiliates, which in Middlefield’s sole judgment causes material harm to Middlefield or affiliates, or

5) any actions that have caused the Executive to be terminated with cause under any employment agreement existing on the date hereof or hereafter entered into between the Executive and Middlefield or a subsidiary, or

6) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of Middlefield or affiliates, under a blanket bond or other fidelity or insurance policy covering directors, officers, or employees, or

7) intentional wrongful engagement in any competitive activity. For purposes of this Agreement competitive activity means the Executive’s participation, without the consent of Middlefield’s board of directors, in the management of any business enterprise if (x) the enterprise engages in substantial and direct competition with Middlefield, (y) the enterprise’s revenues derived from any product or service competitive with any product or service of Middlefield or a subsidiary amounted to 10% or more of the enterprise’s revenues for its most recently completed fiscal year, and (z) Middlefield’s revenues from the product or service amounted to 10% of Middlefield’s revenues for its most recently completed fiscal year. A competitive activity does not include mere ownership of securities in an enterprise and the exercise of rights appurtenant thereto, provided the Executive’s share ownership does not represent practical or legal control of the enterprise. For this purpose, ownership of less than 5% of the enterprise’s outstanding voting securities shall conclusively be presumed to be insufficient for practical or legal control, and ownership of more than 50% shall conclusively be presumed to constitute practical and legal control.

For purposes of this Agreement no act or failure to act on the Executive’s part shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in Middlefield’s best interests. Any act or failure to act based upon authority granted by resolutions duly adopted by the board of directors or based upon the advice of counsel for Middlefield shall be conclusively presumed to be in good faith and in Middlefield’s best interests. For purposes of this Agreement the term subsidiary means any entity in which Middlefield directly or indirectly beneficially owns 50% or more of the outstanding voting securities.

(e) Voluntary termination with Good Reason defined. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied –

(x) a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent –

1) a material diminution of the Executive’s base salary,

2) a material diminution of the Executive’s authority, duties, or responsibilities,

3) a material diminution in the budget over which the Executive retains authority,

4) a material change in the geographic location at which the Executive must perform services, or

5) any other action or inaction that constitutes a material breach by Middlefield of this Agreement.

(y) the Executive must give notice to Middlefield of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and Middlefield shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.

2. Insurance and Miscellaneous Benefits. (a) Benefits. Subject to section 2(b), if the Executive’s employment terminates involuntarily but without Cause or voluntarily but for Good Reason within 24 months after a Change in Control, Middlefield shall also (x) cause the Executive to become fully vested in any non-qualified plans, programs, or arrangements in which the Executive participated if the plan, program, or arrangement does not address the effect of a change in control and (y) continue or cause to be continued life, health, and disability insurance coverage substantially identical to the coverage maintained for the Executive before termination and in accordance with the same schedule prevailing before employment termination. The insurance coverage may cease when the Executive becomes employed by another employer or 24 months after the Executive’s termination, whichever occurs first.

(b) Alternative lump-sum cash payment. If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 2(a) it is not possible to continue the Executive’s coverage, or (y) if when employment termination occurs the Executive is a specified employee within the meaning of Code Section 409A, if any of the continued insurance coverage benefits specified in section 2(a) would be considered deferred compensation under Code Section 409A, and finally if an exemption from the six-month delay requirement of Code Section 409A(a)(2)(B)(i) is not available for that insurance benefit, instead of continued insurance coverage under section 2(a) Middlefield shall pay or cause to be paid to the Executive in a single lump sum an amount in cash equal to the present value of Middlefield’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for 24 months. The lump-sum payment shall be made 30 days after employment termination or, if a six-month delay is required by Code Section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.

3. Termination for Which No Benefits Are Payable. Despite anything in this Agreement to the contrary, the Executive shall be entitled to no benefits under this Agreement if the Executive’s employment terminates with Cause, if the Executive dies while actively employed by Middlefield or a subsidiary prior to the occurrence of an event which would require a payment under this Agreement, or if the Executive becomes totally disabled while actively employed by Middlefield or a subsidiary. For purposes of this Agreement, the term “totally disabled” means that because of injury or sickness the Executive is unable to perform the Executive’s duties. The benefits, if any, payable to the Executive or the Executive’s beneficiary or estate relating to the Executive’s death or disability shall be determined solely by such benefit plans or arrangements as Middlefield or subsidiary may have with the Executive relating to death or disability, not by this Agreement.

4. Term of Agreement. The initial term of this Agreement shall be for a period of three years, commencing on the effective date. On the first anniversary of the effective date of this Agreement and on each anniversary thereafter, this Agreement shall be extended automatically for one additional year, unless Middlefield’s board of directors gives notice to the Executive in writing at least 90 days before the anniversary that the term of this Agreement will not be extended. If the board of directors determines not to extend the term, it shall promptly notify the Executive. References herein to the term of this Agreement mean the initial term and extensions of the initial term. If the board of directors decides not to extend the term of this Agreement, this Agreement shall nevertheless remain in force until its term expires.

5. This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that (x) this Agreement is not a management or employment agreement and (y) nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by Middlefield or any subsidiary or successor of Middlefield.

6. Payment of Legal Fees. Middlefield is aware that after a Change in Control management could cause or attempt to cause Middlefield to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause Middlefield to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purposes of this Agreement would be frustrated. Middlefield desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. Middlefield desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) Middlefield has failed to comply with any of its obligations under this Agreement, or (y) Middlefield or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, Middlefield irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at Middlefield’s expense as provided in this section 6, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against Middlefield or any director, officer, stockholder, or other person affiliated with Middlefield, in any jurisdiction. Despite any existing or previous attorney-client relationship between Middlefield and any counsel chosen by the Executive under this section 6, Middlefield irrevocably consents to the Executive entering into an attorney-client relationship with that counsel and Middlefield and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by Middlefield on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $100,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. Middlefield’s obligation to pay the Executive’s legal fees under this section 6 operates separately from and in addition to any legal fee reimbursement obligation Middlefield may have with the Executive under any other agreement. Despite any contrary provision of this Agreement however, Middlefield shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

7. Withholding of Taxes. Middlefield may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

8. Successors and Assigns. (a) This Agreement is binding on successors. This Agreement shall be binding upon Middlefield and any successor to Middlefield, including any persons acquiring directly or indirectly all or substantially all of the business or assets of Middlefield by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and Middlefield’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by Middlefield. By agreement in form and substance satisfactory to the Executive, Middlefield shall require any successor to all or substantially all of the business or assets of Middlefield expressly to assume and agree to perform this Agreement in the same manner and to the same extent Middlefield would be required to perform had no succession occurred.

(b) This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Agreement is personal and is not assignable. This Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this section 8. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 8, Middlefield shall have no liability to pay any amount to the assignee or transferee.

9 Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified mail restricted delivery or registered mail restricted delivery, return receipt requested, or if delivered by a nationally recognized overnight delivery service, specifying next day delivery, with written verification of receipt confirmed through a signature from someone at the delivery address. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of Middlefield at the time of the delivery of the notice, and properly addressed to Middlefield if addressed to the board of directors, Middlefield Banc Corp., 15985 East High Street, Middlefield, Ohio, 44062-0035 Attention: Corporate Secretary.

10. Captions and Counterparts. The headings and subheadings in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

11. Amendments and Waivers. No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in a writing signed by the Executive and by Middlefield. No waiver by either party hereto at any time of any breach by the other party hereto or waiver of compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12. Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent and solely to the extent necessary to make it valid and enforceable.

13. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such state.

14. Entire Agreement. This Agreement constitutes the entire agreement between Middlefield and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. This Agreement supersedes and replaces in its entirety the Change in Control Agreement dated as of February 12, 2024, between Middlefield and the Executive.

15. No Mitigation Required. Middlefield hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after termination and (y) to measure the amount of damages the Executive suffers as a result of termination. Additionally, Middlefield acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. Middlefield further acknowledges that the payment of benefits by Middlefield under this Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise.

16. Compliance with Internal Revenue Code Section 409A. (a) Interpretation. The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A or comply with an exemption of the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. References in this Agreement to Code Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Code Section 409A.

(b) Action. Neither the Executive nor Middlefield shall take any action to accelerate or delay the payment of any monies or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

(c) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of this Agreement, references to a “termination” or “termination of employment” or like references shall mean separation from service. If the Executive is deemed on the date of separation from service with Middlefield to be a “specified employee,” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by Middlefield from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s separation from service or (ii) the date of the Executive’s death. In the case of benefits required to be delayed under Code Section 409A, however, the Executive may, to the extent permissible under Code Section 409A, pay the cost of benefit coverage, and thereby obtain benefits, during such six-month delay period and then be reimbursed by Middlefield thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this section 16(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any cash payment is delayed under this section 16(c), then interest shall be paid on the amount delayed, with such interest to be calculated at the prime rate reported in The Wall Street Journal for the date of the Executive’s termination to the date of payment.

(d) Treatment of Installment Payments. If under this Agreement an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. In the event any payment payable upon termination of employment would be exempt from Code Section 409A under Treasury Rule 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to the Executive that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

(e) Payment Period. When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Middlefield.

In Witness Whereof, the parties have executed this Change in Control Agreement as of the date first written above.

Executive Middlefield Banc Corp.

                                                                           By:

Michael L. Cheravitch                                                 Ronald L. Zimmerly, Jr.

                                                                           Its: President & Chief Executive Officer